Exhibit 99.1

EVERI REPORTS FIRST QUARTER 2023 RESULTS
Board Authorized New and Expanded $180 million, 18-month Share Repurchase Program, Representing 13.5% of Current Market Capitalization
Las Vegas – May 10, 2023 - Everi Holdings Inc. (NYSE: EVRI) (“Everi” or the “Company”), today announced results for the first quarter ended March 31, 2023.
First Quarter 2023 and Recent Highlights
•Revenues increased 14% to $200.5 million from $175.6 million a year ago
◦FinTech segment revenues grew 20% to $93.1 million, reflecting a 35% increase in software and other revenues, a 34% increase in hardware revenues, and a 13% rise in financial access revenues
◦Games segment revenues rose 9% to $107.4 million, reflecting a 15% increase in equipment sales revenues and a 7% rise in gaming operations revenues
◦Recurring revenues grew 11% to $148.9 million and represented 74% of total revenues; non-recurring revenues rose 25% to $51.6 million
•Operating income of $52.0 million was essentially flat; net income decreased 11% to $28.1 million, or $0.30 per diluted share, compared to $31.5 million, or $0.31 per diluted share, in the 2022 first quarter, primarily due to higher net interest expense
•Adjusted EPS, a non-GAAP financial measure, was $0.43 per diluted share compared with $0.42 per diluted share in the prior year
•Adjusted EBITDA, a non-GAAP financial measure, increased 3% to $92.5 million compared with $89.6 million in the 2022 first quarter
•Free Cash Flow, a non-GAAP financial measure, was $37.1 million compared with $51.6 million in the 2022 first quarter
•Everi's Board of Directors authorized a new $180 million, 18-month share repurchase program that replaces the Company's previous $150 million program
Randy Taylor, Chief Executive Officer of Everi, said, “Overall, our first quarter results continued to demonstrate our consistent growth profile, as we further execute on our organic growth initiatives and benefit from several acquisitions we completed over the last twelve months. As a result, and despite the uncertainty of the macroeconomic environment and higher interest rates, we continue to be favorably positioned to deliver solid top-line growth that we expect will generate at least $92 million of net income and at least $150 million in Free Cash Flow this year.

"Revenues for our Games segment rose 9% year over year, reflecting a 15% increase in our gaming equipment revenues in the quarter even, as expected, customer demand slowed ahead of the launch of our new Dynasty VueTM cabinet. Customer deliveries of this new cabinet began on schedule and early customer and player feedback has been encouraging, as we are seeing strong initial demand. Dynasty Vue is just the first of several new cabinets in our pipeline, as we expect to showcase two new premium, lease-specific cabinets on the Dynasty platform this summer. We expect our expanded cabinet offering combined with the increase in our game content and our ability to address a growing number of market opportunities, such as Historical Horse Racing machines, will help us progress toward our longer-term goal of 15% unit ship share.

“In our FinTech segment, we achieved another quarter of strong double-digit growth in revenue, operating income and Adjusted EBITDA. Solid same-store growth in transactional activity led to player funding that exceeded $11 billion on a quarterly basis for the first time and drove revenue growth in financial access services. This growth, combined with even higher growth in hardware and software and other revenues, helped drive an all-time quarterly record in FinTech revenues.

“Our financial results continue to benefit from our capital allocation priorities, including our focus on high-value internal product development efforts and our ability to execute on strategic tuck-in acquisitions for businesses that we expect to scale and optimize, such as our recent acquisition of the assets of Video King, a leading provider of integrated electronic bingo gaming tablets and systems, that closed on May 1. With our anticipated strong Free Cash Flow generation, we expect to continue returning capital to our shareholders through our increased share repurchase program, while we focus on integrating recent acquisitions that provide incremental growth opportunities in 2023 and beyond.”
Consolidated Full Quarter Comparative Results (unaudited)

	As of and for the Three Months Ended March 31,
	2023	2022
	(in millions, except per share amounts)
Revenues	$200.5	$175.6

Operating income (1)	$52.0	$52.6

Net income (1)	$28.1	$31.5

Net earnings per diluted share (1)	$0.30	$0.31

Adjusted EPS (2)	$0.43	$0.42

Weighted average diluted shares outstanding	94.8	101.5

Adjusted EBITDA (3)	$92.5	$89.6

Free Cash Flow (3)	$37.1	$51.6

Cash and cash equivalents	$293.2	$269.4

Net Cash Position (4)	$106.8	$121.3

(1) Operating income, net income, and net earnings per diluted share for the three months ended March 31, 2023, included $0.2 million for professional fees associated with acquisitions and non-recurring litigation costs and a recovery of $0.2 million from insurance for previously paid non-recurring litigation costs. Operating income, net income, and net earnings per diluted share for the three months ended March 31, 2022, included a $0.9 million for professional fees associated with acquisitions and non-recurring litigation costs.
(2) For a reconciliation of net earnings per diluted share to Adjusted EPS, see the Unaudited Reconciliation of net earnings per diluted share to Adjusted EPS provided toward the end of this release.
(3) For a reconciliation of net income to Adjusted EBITDA and Free Cash Flow, see the Unaudited Reconciliation of Selected Financial GAAP to Non-GAAP Measures provided toward the end of this release.
(4)    For a reconciliation of Net Cash Position to Cash and Cash Equivalents, see the Unaudited Reconciliation of Cash and Cash Equivalents to Net Cash Position and Net Cash Available provided toward the end of this release.

First Quarter 2023 Results Overview
Revenues for the three-month period ended March 31, 2023 increased 14% to $200.5 million compared to $175.6 million in the year-ago quarter. Organic revenues increased 10%, or $18.2 million, while revenues from acquisitions completed in 2022 contributed $6.7 million, or 4%, of the year-over-year growth. Recurring revenues increased 11% to $148.9 million from $134.4 million in the prior-year period driven by growth in both the Games and FinTech segments. Revenues from one-time sales grew 25% to $51.6 million from $41.2 million a year ago, primarily driven by a 34% increase in FinTech hardware sales and a 15% increase in gaming equipment sales.
Operating income of $52.0 million was essentially flat with $52.6 million in the prior-year period. The year-over-year increases in operating expenses, research and development expense, and amortization and depreciation largely reflect the impact of acquisitions completed in 2022, as well as higher development costs to support the Company's growth initiatives. The change in revenue mix, arising from more rapid growth in one-time product sales, contributed to a lower operating margin compared to the same period a year ago.
Primarily reflecting a $6.6 million increase in net interest expense partially offset by a lower provision for income tax, net income was $28.1 million, or $0.30 per diluted share, compared to $31.5 million, or $0.31 per diluted share, in the first quarter of 2022.
Higher interest expense offset by a lower provision for income tax and fewer weighted average diluted shares outstanding resulted in Adjusted EPS of $0.43 per diluted share compared with $0.42 per diluted share in the prior year.
Adjusted EBITDA increased 3% to $92.5 million from $89.6 million in the prior-year period, inclusive of the impact of $3.6 million in higher development costs to support future growth.
Free Cash Flow was $37.1 million compared with $51.6 million in the year-ago period, primarily reflecting $10.6 million in higher net cash interest paid and an increase in discrete capital expenditures.
Outlook
Everi today reaffirmed its full year 2023 guidance for net income expected to be in a range of $92 million to $100 million, Adjusted EPS in a range of $1.58 to $1.66 per diluted share, Adjusted EBITDA in a range of $384 million to $396 million, and Free Cash Flow in a range of $150 million to $160 million. The lower end of the net income and Adjusted EPS ranges were raised to reflect the benefit of a lower expected provision for income tax, and Adjusted EPS also reflects the actual 2023 first quarter weighted average diluted shares outstanding.
A summary and reconciliation of the full year 2023 financial targets are included in a supplemental table at the end of this release.

Games Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended March 31,
	2023	2022
	(in millions, except unit amounts and prices)
Games revenues
Gaming operations - Land-based casinos	$68.8	$64.8
Gaming operations - Digital iGaming	6.5	5.5
Gaming operations - Total	75.3	70.3
Gaming equipment and systems	32.1	28.0
Games total revenues	$107.4	$98.3

Operating income (1)	$22.3	$27.8

Adjusted EBITDA (2)	$53.7	$55.5

Research and development expense	$10.7	$7.6

Capital expenditures	$23.8	$18.2

Gaming operations information:
Units installed at period end:
Class II	10,380	9,741
Class III	7,461	7,587
Total installed base at period end	17,841	17,328

Average units installed during period	17,898	17,150

Daily win per unit ("DWPU") (3)	$38.37	$39.76

Unit sales information:
Units sold	1,546	1,474
Average sales price ("ASP")	$19,748	$18,157
(1) Operating income for the three months ended March 31, 2023, included $0.1 million for professional fees associated with acquisitions.
(2) For a reconciliation of net income to Adjusted EBITDA, see the Unaudited Reconciliation of Selected Financial GAAP to Non-GAAP measures provided toward the end of this release.
(2) Daily win per unit excludes the impact of the direct costs associated with the Company’s wide-area progressive jackpot expense.
2023 First Quarter Games Segment Highlights
Games segment revenues increased 9% to $107.4 million compared to $98.3 million in the first quarter of 2022, reflecting a 15% increase in revenues from gaming equipment sales and a 7% increase in gaming operations revenues, inclusive of digital gaming operations. The acquisition of Intuicode Gaming contributed $3.1 million in revenues in the 2023 first quarter.
Operating income was $22.3 million compared to $27.8 million in the first quarter of 2022, reflecting higher operating expenses primarily due to higher labor costs, as well as increased depreciation and amortization associated with acquisitions, and higher research and development expense reflecting an increased investment in games development and engineering costs. Adjusted EBITDA was $53.7 million compared with $55.5 million in the first quarter of 2022.

Gaming operations revenues increased 7% to $75.3 million compared to $70.3 million a year ago.
•The installed base expanded by 3%, or by 513 units, year over year, and decreased by 134 units on a quarterly sequential basis. The premium portion of the installed base represented 49% of the installed base at period end compared to 47% a year ago and, as expected, was essentially flat on a quarterly sequential basis.
•Daily Win per Unit ("DWPU") was $38.37 in the first quarter of 2023 compared to $39.76 in the first quarter of 2022 and increased from $37.76 on a quarterly sequential basis.
•Revenues from digital gaming rose 18% to $6.5 million compared to $5.5 million in the first quarter of 2022. The increase primarily reflects growth in the library of available slot content. Subsequent to quarter-end, Everi's content went live in Alberta, Canada on the provincial-wide PlayAlberta™ gaming platform operated by the Alberta Gaming and Liquor Commission.
Gaming equipment and systems revenues generated from the sale of gaming machines and other related parts and equipment, increased 15% to $32.1 million compared to $28.0 million in the first quarter of 2022.
•The Company sold 1,546 gaming machines at an average selling price (“ASP”) of $19,748 in the 2023 first quarter, compared with 1,474 units sold at an ASP of $18,157 in the 2022 first quarter. As expected, equipment sales reflected some delayed customer demand ahead of the launch of the Company's newest video gaming cabinet, the Dynasty Vue.

Financial Technology Solutions Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended March 31,
	2023	2022
	(in millions, unless otherwise noted)
FinTech revenues
Financial access services	$56.2	$49.9
Software and other	24.2	17.9
Hardware	12.7	9.5
FinTech total revenues	$93.1	$77.3

Operating income (1)	$29.8	$24.8

Adjusted EBITDA (2)	$38.8	$34.1

Research and development expenses	$5.4	$4.9

Capital expenditures	$6.0	$5.4

Value of financial access transactions:
Funds advanced	$2,968.0	$2,568.4
Funds dispensed	8,113.0	7,168.2
Check warranty	462.4	406.2
Total value processed	$11,543.4	$10,142.8

Number of financial access transactions:
Funds advanced	4.4	3.4
Funds dispensed	30.9	27.5
Check warranty	0.9	1.0
Total transactions completed	36.2	31.9
(1)Operating income for the three months ended March 31, 2023, included the recovery of $0.2 million from insurance for previously paid non-recurring litigation costs and partially offset by $0.1 million for non-recurring professional fees. Operating income for the three months ended March 31, 2022, included $0.9 million for professional fees associated with acquisitions and non-recurring litigation costs.
(2)For a reconciliation of net income and operating income to Adjusted EBITDA, see the Unaudited Reconciliation of Selected Financial GAAP to Non-GAAP Measures provided toward the end of this release.

2023 First Quarter Financial Technology Solutions ("FinTech") Segment Highlights
FinTech revenues for the 2023 first quarter increased 20% to $93.1 million compared to $77.3 million in the first quarter of 2022, reflecting 13% growth in financial access services, a 35% gain in software and other revenues, and a 34% increase in hardware sales. Organic growth was 16% and acquisitions completed in 2022 contributed $3.6 million in revenues year over year, or 4% growth.
Operating income increased 20% to $29.8 million compared to $24.8 million in the prior-year period, reflecting higher revenues partially offset by higher depreciation and amortization related to recent acquisitions and increased research and development expense for new and enhanced products. Adjusted EBITDA rose 14% to $38.8 million compared to $34.1 million in the 2022 first quarter.
•Financial access services revenues, which include cashless and cash-dispensing debit and credit card transactions and check services, increased 13% to $56.2 million compared with the

2022 first quarter, reflecting higher same-store financial funding transactions, as well as continued growth from new customer additions. Funds delivered to casino floors increased 14% to an all-time quarterly record of $11.5 billion on a 13% increase in the number of financial transactions and an increase in average transaction size. Cashless transactions (including both digital wallet and paper gaming voucher transactions) increased 46% over the 2022 first quarter and 21% on a quarterly sequential basis, while still representing less than 5% of funding transactions. The Company’s CashClub Wallet technology is currently deployed at or being deployed across 22 jurisdictions at 43 casinos.
•Software and other revenues, which include Loyalty and RegTech software, product subscriptions, kiosk maintenance services, and other revenues, rose 35% to $24.2 million in the first quarter of 2023 compared to $17.9 million in the first quarter of 2022. Approximately 72% and 80% of software and other revenues were of a recurring nature in the 2023 and 2022 first quarter periods, respectively.
•Hardware sales revenues increased 34% to $12.7 million compared to $9.5 million in the first quarter of 2022, partially reflecting the incremental revenues from a full-quarter contribution from the acquisition of ecash Holdings completed in the first quarter of 2022.
Balance Sheet, Liquidity and Cash Flow
•As of March 31, 2023, the Company had $293.2 million of cash and cash equivalents compared with $293.4 million as of December 31, 2022. The Net Cash Position was $106.8 million compared with $89.2 million as of December 31, 2022.
•Total debt decreased to $986.5 million at March 31, 2023, from $992.5 million as of December 31, 2022, as the Company paid $6.0 million on its secured term loan during the 2023 first quarter.
•Cash paid for interest, net of interest income, was $25.1 million in the 2023 first quarter compared with $14.4 million in the year-ago period, inclusive of the semi-annual payment of $10.0 million interest on the Company's unsecured 5% notes in each period. The increase in net interest paid was primarily due to the impact of rising interest rates. In addition to the Company's variable-rate term debt and notes outstanding, interest expense also includes the impact of rising rates on third-party commercial cash arrangements associated with certain of the Company's funding of financial access services. These fees were $4.3 million for the 2023 first quarter on a daily average balance of $317.0 million compared to $1.0 million on a daily average balance of $361.1 million for the 2022 first quarter.
•Everi's Board of Directors authorized a new $180 million share repurchase program over 18 months, replacing the Company's previous $150 million program that had approximately $66 million of remaining availability and would have expired on November 4, 2023.
•On May 1, 2023, the Company completed the acquisition of the assets of VKGS LLC ("Video King"), a privately-owned provider of integrated electronic bingo gaming tablets, video gaming content, instant win games, and systems for cash consideration of approximately $59 million, inclusive of estimated customary net working capital adjustments. The acquisition, which will include the majority of Video King's assets, was funded from existing cash on hand and is expected to be immediately additive to the Company's Adjusted EBITDA and Free Cash Flow.
Investor Conference Call and Webcast
The Company will host an investor conference call to discuss its 2023 first quarter results at 11:00 a.m. EST (8:00 a.m. PST) today. The conference call may be accessed live by phone by dialing (201) 689-8471. A replay of the call will be available beginning at 2:00 p.m. ET today and may be accessed by dialing (412) 317-6671; the PIN number is 13737378. A replay will be available until May 17, 2023. The call also will be webcast live and archived on www.everi.com (select “Investors” followed by “Events & Contact”).

Non-GAAP Financial Information
In order to enhance investor understanding of the underlying trends in our business, our cash balance, and cash available for our operating needs, and to provide for better comparability between periods in different years, we are providing in this press release Adjusted EBITDA, Free Cash Flow, Adjusted EPS, Net Cash Position and Net Cash Available, which are not measures of our financial performance or position under United States Generally Accepted Accounting Principles (“GAAP”). Accordingly, these measures should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. These measures should be read in conjunction with our net earnings, operating income, and cash flow data prepared in accordance with GAAP. With respect to Net Cash Position and Net Cash Available, these measures should be read in conjunction with cash and cash equivalents prepared in accordance with GAAP.
We define Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, loss on extinguishment of debt, non-cash stock compensation expense, accretion of contract rights, non-recurring litigation costs net of settlements and insurance proceeds received, facilities consolidation costs, asset acquisition expense, non-recurring professional fees, and one-time charges and benefits. We present Adjusted EBITDA, as we use this measure to manage our business and consider this measure to be supplemental to our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA; and our credit facility and senior unsecured notes require us to comply with a consolidated secured leverage ratio that includes performance metrics substantially similar to Adjusted EBITDA.
We define Free Cash Flow as Adjusted EBITDA less cash paid for interest, cash paid for capital expenditures, cash paid for placement fees, and cash paid for taxes net of refunds. We present Free Cash Flow as a measure of performance. It should not be inferred that the entire Free Cash Flow amount is available for discretionary expenditures.
A reconciliation of the Company’s net income per GAAP to Adjusted EBITDA and Free Cash Flow is included in the Unaudited Reconciliation of Selected Financial GAAP to Non-GAAP Measures provided at the end of this release. Additionally, a reconciliation of each segment’s operating income to EBITDA and Adjusted EBITDA is also included. On a segment level, operating income per GAAP, rather than net earnings per GAAP, is reconciled to EBITDA and Adjusted EBITDA as the Company does not report net earnings by segment. Management believes that this presentation is meaningful to investors in evaluating the performance of the Company’s segments.
We define Adjusted EPS as earnings per diluted share before non-cash stock compensation expense, accretion of contract rights, amortization of acquired intangible assets, non-recurring litigation costs net of settlements and insurance proceeds received, facilities consolidation costs, asset acquisition expense, non-recurring professional fees, and one-time charges and benefits. We consider Adjusted EPS as a supplemental measure to our operating performance and believe it provides investors with another indicator of our operating performance. A reconciliation of the Company’s earnings per diluted share per GAAP to Adjusted EPS is included in the Unaudited Reconciliation of Earnings per Diluted Share to Adjusted EPS provided at the end of this release.
We define Net Cash Position as cash and cash equivalents plus settlement receivables less settlement liabilities and Net Cash Available as Net Cash Position plus undrawn amounts available under our revolving credit facility. We present Net Cash Position because our cash position, as measured by cash and cash equivalents, depends upon changes in settlement receivables and the timing of payments related to settlement liabilities. As such, our cash and cash equivalents can change substantially based upon the timing of our receipt of payments for settlement receivables and payments we make to customers for our settlement liabilities. We present Net Cash Available as management monitors this amount in connection with its forecasting of cash flows and future cash requirements.
A reconciliation of the Company’s cash and cash equivalents per GAAP to Net Cash Position and Net Cash Available is included in the Unaudited Reconciliation of Cash and Cash Equivalents to Net Cash Position and Net Cash Available provided at the end of this release.

Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance, but instead are based only on our current beliefs, expectations, and assumptions regarding the future of our business, plans and strategies, projections, anticipated events and trends, the economy, and other future conditions, as of the date this press release is issued. Forward-looking statements often, but do not always, contain words such as “expect,” “anticipate,” “aim to,” “designed to,” “intend,” “plan,” “believe,” “goal,” “target,” “future,” “assume,” “estimate,” “indication,” “seek,” “project,” “may,” “can,” “could,” “should,” “favorably positioned,” or “will” and other words and terms of similar meaning. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which are based only on information currently available to us and only as of the date hereof. We undertake no obligation to update or publicly revise any forward-looking statements as a result of new information, future developments or otherwise.
Examples of forward-looking statements include, among others, statements regarding our ability to execute on key initiatives and deliver ongoing operating and financial improvements, including guidance related to 2023 financial and operational metrics, such as maintaining revenue, earnings and Free Cash Flow momentum; sustaining our growth; driving growth of the gaming operations installed base and DWPU; expanding the portions of the gaming floor the Company’s games address, including into the Historical Horse Racing category of gaming devices and the Company's overall targeted ship share of gaming machines sold; successfully performing obligations required by acquisition agreements; and creating incremental value for our shareholders, as well as statements regarding our expectations for the industry environment and mitigating potential challenges created by macroeconomic uncertainties and conditions; and the adoption of our products and technologies.
Forward-looking statements are subject to inherent risks, uncertainties, and changes in circumstances that are often difficult to predict and many of which are beyond our control, including, but not limited to, statements regarding: macro-economic impacts on consumer discretionary spending, interest rates and interest expense; global supply chain disruption; inflationary impact on supply chain costs; inflationary impact on labor costs and retention; equity incentive activity and compensation expense; our ability to maintain revenue, earnings, and cash flow momentum or lack thereof; changes in global market, business and regulatory conditions whether as a result of a pandemic or other economic or geopolitical developments around the world, including availability of discretionary spending income of casino patrons as well as expectations for the closing or re-opening of casinos; product innovations that address customer needs in a new and evolving operating environment; to enhance shareholder value in the long-term; trends in gaming establishment and patron usage of our products; benefits realized by using our products and services; benefits and/or costs associated with mergers, acquisitions, and/or strategic alliances; product development, including the benefits from the release of new products, new product features, product enhancements, or product extensions; regulatory approvals and changes; gaming, financial regulatory, legal, card association, and statutory compliance and changes; the implementation of new or amended card association and payment network rules or interpretations; consumer collection activities; competition (including consolidations); tax liabilities; borrowings and debt repayments; goodwill impairment charges; international expansion or lack thereof; resolution of litigation or government investigations; our share repurchase and dividend policy; new customer contracts and contract renewals or lack thereof; and financial performance and results of operations (including revenue, expenses, margins, earnings, cash flow, and capital expenditures).
Our actual results and financial condition may differ materially from those indicated in forward-looking statements, and important factors that could cause them to do so include, but are not limited to, the following: our ability to generate profits in the future and to create incremental value for shareholders; our ability to withstand economic slowdowns, inflationary and other economic factors that pressure discretionary consumer spending; our ability to execute on mergers, acquisitions and/or strategic alliances, including our ability to integrate and operate such acquisitions or alliances consistent with our forecasts in order to achieve future growth; our ability to execute on key initiatives and deliver ongoing improvements; expectations regarding growth for the Company’s installed base and daily win per unit; expectations regarding placement fee arrangements; inaccuracies in underlying operating assumptions; our ability to withstand direct and indirect impacts of a pandemic outbreak or other public health crisis of uncertain duration on our business and the businesses of our customers and suppliers, including as a result of actions taken in response to governments, regulators, markets and individual consumers; changes in global market, business, and regulatory conditions arising as a result of economic, geopolitical and other developments around the world, including a global pandemic, increased conflict and political turmoil, capital market disruptions and instability of financial institutions; climate change or currently unexpected crises or natural disasters; our leverage and the related covenants that restrict our operations; our ability to comply with our debt covenants and our ability to generate sufficient cash to service all of our indebtedness, fund working capital, and capital expenditures; our ability to withstand the loss of revenue during a closure of our customers’ facilities; our ability to maintain our current customers; our ability to replace revenue associated with terminated contracts or margin degradation from contract renewals: expectations regarding customers’ preferences and demands for future product and service offerings; our ability to successfully introduce new products and services, including third-party licensed content; gaming establishment and patron preferences; failure to control product development costs and create successful new products; the overall growth or contraction of the gaming industry; anticipated sales performance; our ability to prevent, mitigate, or timely recover from cybersecurity breaches, attacks, and compromises; national and international economic and industry conditions; changes in gaming regulatory, financial regulatory, legal, card association, and statutory requirements; regulatory and licensing difficulties, competitive pressures and changes in the competitive environment; operational limitations; changes to tax laws; uncertainty of litigation outcomes; interest rate fluctuations; business prospects; unanticipated expenses or capital needs; technological obsolescence and our ability to adapt to evolving technologies; employee hiring, turnover, and retention; our ability to comply with regulatory requirements under the Payment Card Industry (“PCI”) Data Security Standards and maintain our certified status; and those other risks and uncertainties discussed in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2022 (the “Annual Report”). Given these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact transpire or prove to be accurate.
This press release should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2022, and with the information included in our other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.
About Everi
Everi’s mission is to lead the gaming industry through the power of people, imagination, and technology. As one of the largest suppliers of technology solutions for the casino floor that also has an expanding focus in adjacent industries, our commitment is to continually develop products and services that provide gaming entertainment, improve our customers’ patron engagement, and help our customers operate their businesses more efficiently. We develop entertaining game content, gaming machines, and gaming systems to serve our land-based, iGaming and bingo operators. Everi is a leading innovator and provider of trusted financial technology solutions that power casino floors, improve casinos’ operational efficiencies, and fulfill regulatory compliance requirements. The Company also develops and supplies player loyalty tools and mobile-first applications that drive increased patron engagement for our customers and venues in the casino, sports, entertainment, and hospitality industries. For more information, please visit www.everi.com, which is updated regularly with financial and other information about the Company.

Investor Relations Contacts:
Everi Holdings Inc.
William Pfund                                Jennifer Hills
SVP, Investor Relations                        VP, Investor Relations
702-676-9513 or william.pfund@everi.com                jennifer.hills@everi.com
JCIR
Richard Land, James Leahy
212-835-8500 or evri@jcir.com
Join Everi on Social Media
Twitter: https://twitter.com/everi_inc
LinkedIn: https://www.linkedin.com/company/everi
Facebook: https://www.facebook.com/EveriHoldingsInc/
Instagram: https://www.instagram.com/everi_inc

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME
(In thousands, except earnings per share amounts)

	Three Months Ended March 31,
	2023	2022
Revenues
Games revenues
Gaming operations	$75,309	$70,338
Gaming equipment and systems	32,065	27,998
Games total revenues	107,374	98,336
FinTech revenues
Financial access services	56,214	49,879
Software and other	24,215	17,867
Hardware	12,669	9,534
FinTech total revenues	93,098	77,280
Total revenues	200,472	175,616
Costs and expenses
Games cost of revenues
Gaming operations	6,806	5,995
Gaming equipment and systems	20,249	16,782
Games total cost of revenues	27,055	22,777
FinTech cost of revenues
Financial access services	2,899	2,175
Software and other	1,423	935
Hardware	8,448	5,941
FinTech total cost of revenues	12,770	9,051
Operating expenses	59,192	49,825
Research and development	16,096	12,519
Depreciation	18,949	15,220
Amortization	14,364	13,633
Total costs and expenses	148,426	123,025
Operating income	52,046	52,591
Other expenses
Interest expense, net of interest income	17,970	11,348
Total other expenses	17,970	11,348
Income before income tax	34,076	41,243
Income tax provision	6,010	9,721
Net income	28,066	31,522
Foreign currency translation (loss) gain	(186)	580
Comprehensive income	$27,880	$32,102

Earnings per share
Basic	$0.32	$0.34
Diluted	$0.30	$0.31
Weighted average common shares outstanding
Basic	88,355	91,408
Diluted	94,781	101,471

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value amounts)

	At March 31,	At December 31,
	2023	2022
ASSETS
Current assets
Cash and cash equivalents	$293,207	$293,394
Settlement receivables	87,771	263,745
Trade and other receivables, net of allowances for credit losses of $5,195 and $4,855 at March 31, 2023 and December 31, 2022, respectively	115,243	118,895
Inventory	68,608	58,350
Prepaid expenses and other current assets	40,461	38,822
Total current assets	605,290	773,206
Non-current assets
Property and equipment, net	132,272	133,645
Goodwill	717,731	715,870
Other intangible assets, net	233,475	238,275
Other receivables	28,305	27,757
Deferred tax assets, net	529	1,584
Other assets	25,968	27,906
Total non-current assets	1,138,280	1,145,037
Total assets	$1,743,570	$1,918,243
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Settlement liabilities	$274,218	$467,903
Accounts payable and accrued expenses	207,221	217,424
Current portion of long-term debt	1,500	6,000
Total current liabilities	482,939	691,327
Non-current liabilities
Deferred tax liabilities, net	8,391	5,994
Long-term debt, less current portion	971,112	971,995
Other accrued expenses and liabilities	25,881	31,286
Total non-current liabilities	1,005,384	1,009,275
Total liabilities	1,488,323	1,700,602
Commitments and contingencies
Stockholders’ equity
Convertible preferred stock, $0.001 par value, 50,000 shares authorized and no shares outstanding at March 31, 2023 and December 31, 2022, respectively	—	—
Common stock, $0.001 par value, 500,000 shares authorized and 120,145 and 88,773 shares issued and outstanding at March 31, 2023, respectively, and 119,390 and 88,036 shares issued and outstanding at December 31, 2022, respectively	120	119
Additional paid-in capital	537,523	527,465
Retained earnings (accumulated deficit)	6,800	(21,266)
Accumulated other comprehensive loss	(4,383)	(4,197)
Treasury stock, at cost, 31,373 and 31,353 shares at March 31, 2023 and December 31, 2022, respectively	(284,813)	(284,480)
Total stockholders’ equity	255,247	217,641
Total liabilities and stockholders’ equity	$1,743,570	$1,918,243

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended March 31,
	2023	2022
Cash flows from operating activities
Net income	$28,066	$31,522
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	18,949	15,220
Amortization	14,364	13,633
Non-cash lease expense	1,317	1,014
Amortization of financing costs and discounts	713	713
Loss on sale or disposal of assets	134	29
Accretion of contract rights	2,335	2,427
Provision for credit losses	3,078	1,947
Deferred income taxes	1,860	9,398
Reserve for inventory obsolescence	319	55
Stock-based compensation	4,825	4,811
Changes in operating assets and liabilities:
Settlement receivables	175,988	28,958
Trade and other receivables	(87)	(6,123)
Inventory	(10,937)	(11,069)
Prepaid expenses and other assets	(271)	(6,812)
Settlement liabilities	(193,698)	(83,427)
Accounts payable and accrued expenses	(15,247)	2,978
Net cash provided by operating activities	31,708	5,274
Cash flows from investing activities
Capital expenditures	(29,821)	(23,639)
Acquisitions, net of cash acquired	—	(13,318)
Proceeds from sale of property and equipment	67	57
Net cash used in investing activities	(29,754)	(36,900)
Cash flows from financing activities
Repayments of term loan	(6,000)	(1,500)
Proceeds from exercise of stock options	5,233	699
Treasury stock - restricted stock vesting, net of shares withheld	(333)	(400)
Payment of contingent consideration, acquisition	(47)	—
Net cash used in financing activities	(1,147)	(1,201)
Effect of exchange rates on cash and cash equivalents	(167)	136
Cash, cash equivalents and restricted cash
Net increase (decrease) for the period	640	(32,691)
Balance, beginning of the period	295,063	303,726
Balance, end of the period	$295,703	$271,035

Supplemental cash disclosures
Cash paid for interest	$25,051	$14,439
Cash paid (refunded) for income tax, net	465	(41)
Supplemental non-cash disclosures
Accrued and unpaid capital expenditures	$2,551	$2,987
Transfer of leased gaming equipment to inventory	1,809	1,358

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF CASH AND CASH EQUIVALENTS
TO NET CASH POSITION AND NET CASH AVAILABLE
(In thousands)

	At March 31,	At December 31,	At March 31,
	2023	2022	2022
Cash available
Cash and cash equivalents (1)	$293,207	$293,394	$269,400
Settlement receivables	87,771	263,745	60,348
Settlement liabilities	(274,218)	(467,903)	(208,491)
Net Cash Position	106,760	89,236	121,257

Undrawn revolving credit facility	125,000	125,000	125,000
Net Cash Available	$231,760	$214,236	$246,257
(1) Cash and cash equivalents does not include $2.5 million, $1.7 million, and $1.6 million of restricted cash at March 31, 2023, December 31, 2022, and March 31, 2022, respectively.

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF EARNINGS PER DILUTED SHARE
TO ADJUSTED EPS
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2023	2022
Net income	$28,066	$31,522
Weighted average common shares - diluted	94,781	101,471
Earnings per diluted share	$0.30	$0.31

Non-cash stock compensation expense	0.05	0.05
Amortization of acquired intangible assets (1)	0.08	0.07
Accretion of contract rights	0.02	0.02
Asset acquisition and non-recurring professional fees	—	0.01
Income tax impact on adjustments (2)	(0.02)	(0.04)
Adjusted EPS (3)	$0.43	$0.42
(1) Includes amortization of developed technology and software, customer contracts, trademarks and other similar items that the Company acquired through business combinations with fair values assigned in connection with the purchase accounting valuation process.
(2) The income tax impact of non-GAAP adjustments is calculated using the estimated tax rate for the respective non-GAAP adjustments.
(3) Adjusted EPS is calculated based on diluted shares outstanding. The financial measure calculated under GAAP, which is most directly comparable to Adjusted EPS is earnings per diluted share.

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF SELECTED FINANCIAL GAAP TO NON-GAAP MEASURES
(In thousands)

	Three Months Ended March 31, 2023
	Games	FinTech	Total
Net income			$28,066
Income tax provision			6,010
Interest expense, net of interest income			17,970
Operating income	$22,279	$29,767	$52,046

Plus: depreciation and amortization	26,515	6,798	33,313
EBITDA	$48,794	$36,565	$85,359

Non-cash stock-based compensation expense	2,471	2,354	4,825
Accretion of contract rights	2,335	—	2,335
Litigation fees, net of insurance proceeds received	—	(156)	(156)
Non-recurring professional fees and other	$119	$—	$119
Adjusted EBITDA	$53,719	$38,763	$92,482

Cash paid for interest			(25,051)
Cash paid for capital expenditures			(29,821)
Cash paid for income taxes, net			(465)
Free Cash Flow			$37,145

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF SELECTED FINANCIAL GAAP TO NON-GAAP MEASURES
(In thousands)

	Three Months Ended March 31, 2022
	Games	FinTech	Total
Net income			$31,522
Income tax provision			9,721
Interest expense, net of interest income			11,348
Operating income	$27,797	$24,794	$52,591

Plus: depreciation and amortization	22,786	6,067	28,853
EBITDA	$50,583	$30,861	$81,444

Non-cash stock-based compensation expense	2,471	2,340	4,811
Accretion of contract rights	2,427	—	2,427
Asset acquisition expense, non-recurring professional fees and other	—	940	940
Adjusted EBITDA	$55,481	$34,141	$89,622

Cash paid for interest			(14,439)
Cash paid for capital expenditures			(23,639)
Cash refunded for income taxes, net			41
Free Cash Flow			$51,585

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF PROJECTED NET INCOME TO PROJECTED EBITDA AND PROJECTED ADJUSTED EBITDA, AND TO PROJECTED FREE CASH FLOW
FOR THE YEAR ENDING DECEMBER 31, 2023
(In thousands)

	2023 Guidance Range (1)

Projected net income	$92,000	$100,000

Projected income tax provision @ 20% - 23%	24,000	30,000
Projected interest expense, net of interest income	84,000	80,000
Projected operating income	$200,000	$210,000
Plus: projected depreciation and amortization	143,000	148,000
Projected EBITDA	$343,000	$358,000

Projected non-cash stock compensation expense	21,000	22,000
Projected accretion of contract rights	12,000	10,000
Projected office consolidation costs, asset acquisition and non-recurring professional fees, and certain litigation fees	8,000	6,000
Projected Adjusted EBITDA	$384,000	$396,000

Projected cash paid for interest	(84,000)	(80,000)
Projected cash paid for capital expenditures	(113,000)	(120,000)
Projected cash paid for new production facility and IT infrastructure expenditures	(33,000)	(32,000)
Projected cash paid for placement fees	(1,000)	(500)
Projected cash paid for income taxes, net of refunds	(3,000)	(3,500)
Projected Free Cash Flow	$150,000	$160,000

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF PROJECTED EARNINGS PER DILUTED SHARE
TO PROJECTED ADJUSTED EPS
FOR THE YEAR ENDING DECEMBER 31, 2023
(In thousands, except per share amounts)

	2023 Guidance Range

Projected net income	$92,000	$100,000
Projected weighted average common shares - diluted	94,781	94,781
Projected earnings per diluted share	$0.97	$1.06

Projected non-cash stock compensation expense	0.22	0.23
Projected amortization of acquired intangible assets (1)	0.33	0.37
Projected accretion of contract rights	0.13	0.11
Projected facilities consolidation costs, asset acquisition and non-recurring professional fees, and non-recurring litigation fees	0.08	0.06
Income tax impact of adjustments (2)	(0.15)	(0.17)
Projected Adjusted EPS (3)	$1.58	$1.66
(1) Includes amortization of developed technology and software, customer contracts, trademarks and other similar items that the Company acquired through business combinations with fair values assigned in connection with the purchase accounting valuation process.
(2) The income tax impact of non-GAAP adjustments is calculated using a projected tax rate for the non-GAAP adjustments.
(3) Projected Adjusted EPS is calculated based on projected diluted shares outstanding. The financial measure calculated under GAAP, which is most directly comparable to Projected Adjusted EPS is projected earnings per diluted share.